Exhibit 10.15

Confirmation Agreement

Party A: Guangxi Liuzhou Baicaotang Pharmaceutical Co.,Ltd.
Party B: Tang Huitian
Party C: Guangxi Liuzhou Baicaotang Pharmaceutical Co.Ltd. Guigang Branch

In consideration of:
Party B signed the "Personal loan / Guarantee contract"(2007,No.004 ) with Industrial and Commercial Bank of China Co., Ltd. Liuzhou Branch ,Longcheng Sub-Branch (hereinafter referred to as ICBC Longcheng sub-branch) on February 8th 2007. The loan agreement  amount of RMB1,600,000 yuan ,term of the agreement for 96 months, and the repayment of the loan  principal and interest on a monthly basis equal to repay the loan principal and interest way. Party C to provide a property as collateral.

The above-mentioned loan of party B actually for the Party A using.
To crystallize A, B, C parties’ rights and obligations of the above-mentioned loan, after negotiating, the parties hereby agree as follows:

Article 1
Party A actual use of all of the above-mentioned loans.
Party A confirmed that the above-mentioned loan which B borrowed the entire amount from the ICBC Longcheng sub-branch are the actual use of Party A. Party B transfer the total amount of the loan to party A’s use as a Travel section (no interest no mortgage ) before December 31st, and list on Party A’s account of the “own travel section of Party B” From January 1st 2009, Party A still continue to use all of the above-mentioned loans.

Article2 Party A is responsible for repayment of all the above-mentioned loans

From January 1st 2009, the two sides agree that Party A should bear the responsibility and the above loan account in full recognition in the Party A’s account as "bank loans", Party A, as the actual use of all of these loans, unconditionally undertake the obligation to repay all the loan principal and interest of Party B, until full satisfaction of principal and interest, and to bear the full cost may arise (Bonds due to the costs incurred by the creditor claims).

Article3 Party C continues to bear the responsibility of collateral.

To ensure that the "agreement" the successful fulfillment of Party C collateral duty not due to the above A and B sides of the relevant facts change confirmation, Party C continue to bear the collateral liability for the above loans.
The above facts are the confirm of A ,B, C pairs’ relevant facts.
This agreement is to be written up in three original copies with the Party A, B, C shall each hold one original copy, entry into force after the seal of  Party A, C and Party B sign the agreement.

Party A : Guangxi Liuzhou Baicaotang Pharmaceutical Co.,Ltd.
Party B : legal representative : Tang Huitian
Party C: Guangxi Liuzhou Baicaotang Pharmaceutical Co.Ltd. Guigang Branch
Date : 12/31/2008